Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Roper Technologies, Inc. of our report dated February 24, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Roper Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

May 19, 2026